Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-1 (Registration No. 333-160778) of our report dated March 25, 2009 on our audits of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) as of December 31, 2008 and 2007 and for the years then ended and for the period from January 1, 2002 through December 31, 2008, which report appears on page F-14 of this Registration Statement. We also consent to the reference to our firm under the caption “Experts.”
Our report dated March 25, 2009 contains explanatory paragraphs that state that effective January 1, 2007, ADVENTRX Pharmaceuticals, Inc. and Subsidiaries (a development stage enterprise) adopted Financial Accounting Standards Board Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements, that certain prior year amounts have been restated, and that the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ J.H. COHN LLP
San Diego, California
August 31, 2009